File No. 333-2591


               SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549-1004

                         AMENDMENT NO. 2
                               TO
                            FORM S-3
                     REGISTRATION STATEMENT
                              UNDER
                   THE SECURITIES ACT OF 1933


                      AMERITECH CORPORATION

         A Delaware                      I.R.S. Employer
         Corporation                     No. 36-3251481

                      30 South Wacker Drive
                     Chicago, Illinois 60606
                 Telephone Number 1-800-257-0902

            Ameritech Direct Services Investment Plan
 (formerly, Shareowner Dividend Reinvestment and Stock Purchase
                              Plan)

                        Agent for Service
         Richard W. Pehlke, Vice President and Treasurer
                      Ameritech Corporation
         30 South Wacker Drive, Chicago, Illinois 60606
                 Telephone Number (312) 750-5331


          Please send copies of all communications to:

                    Bruce B. Howat, Secretary
                      Ameritech Corporation
         30 South Wacker Drive, Chicago, Illinois 60606
                 Telephone Number (312) 750-5445

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The page of the Prospectus which includes the heading "INVESTMENT
DATES" is amended to read in its entirety as follows:

Street Name Holders

Owners of shares of Ameritech Common Stock held on their behalf by banks, brokers or trustees may participate in the Plan by withdrawing their shares from such accounts and having them registered directly in their own names under the Plan and returning a completed enrollment form with the stock certificate(s) to the Administrator. See instructions on page
___.

IRAs

Individuals may establish an IRA which invests in Ameritech Common Stock through the Plan by returning a completed IRA enrollment form and making an initial investment for the IRA of at least $1,000 or by transferring funds having a fair market value of $1,000 on the enrollment date from an existing IRA account and completing an IRA enrollment form and an IRA Funds Transfer Form. These forms and a disclosure statement for IRA accounts are available from the Administrator.

Participants will be required to pay certain transaction fees in connection with the Plan, including an initial investment fee, and if applicable, an annual IRA fee. See "Transaction Fees" on page ___.


INVESTMENT DATES


Purchases of shares of Common Stock for accounts under the Plan will be made on dates (Investment Dates) that occur at least once every five business days. Purchases may be processed daily when practicable. Purchases of Common Stock will be made as soon as practicable after an initial investment or optional cash investment, but in any event no later than 10 days after receipt.


METHODS OF INVESTMENT

Once enrolled in the Plan, additional share purchases using the Plan's optional cash payment feature can be made in the amount of not less than $100 per investment nor more than $150,000 per annum, inclusive of the initial investment. No interest will be paid on amounts held by the Administrator pending investment. Optional cash investments must be received by the Administrator not less than two business days before an Investment Date.

Check Investment

Optional cash investments may be made by enclosing a check or money order for not less than $100 (payable to "Ameritech-FCTC" in United States dollars), with a completed optional cash investment stub which is attached to the Statement of Account and Transaction Advice. Do not send cash.

A  $20 administrative fee will be assessed to a participant whose
check   or   automatic   monthly  withdrawal  is   returned   for
insufficient funds.

The page of the Prospectus which includes the heading
"MISCELLANEOUS -- Limitation of Liability" is amended to read in its entirety as follows:

Limitation of Liability


Neither Ameritech nor the Administrator, in administering the Plan, will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate a participant's account upon such participant's death, the prices at which shares are purchased or sold for the participant's account or the times when such purchases or sales are made (provided, however, that nothing herein shall be deemed to constitute a waiver of any rights a participant might have under the Securities Act of 1933, as amended, the Exchange Act or other applicable federal securities laws), or fluctuations in the market value of Ameritech Common Stock.
<R/>

Participants should recognize that neither Ameritech nor the Administrator can assure them of a profit or protect them against a loss on the shares purchased by them under the Plan.

Although  the  Plan  contemplates the continuation  of  quarterly dividend payments, the payment of dividends will depend upon future earnings, the financial condition of Ameritech and other factors. The amount and timing of dividends may be changed at any time without notice.

Change or Termination of Plan

Ameritech reserves the right to suspend, modify or terminate the Plan at any time. All participants will receive notice of any such suspension, modification or termination. Upon termination of the Plan by Ameritech, certificates for whole shares held in a participant's account under the Plan will be issued and a cash payment will be made for any fractional share.


USE OF PROCEEDS

The shares purchased from Ameritech with reinvested cash dividends and optional cash investments will, at the option of Ameritech, be newly issued shares, treasury shares or shares purchased in the open market by the Administrator. Ameritech is unable to estimate the number of shares which will be purchased directly from Ameritech under the Plan or the amount of proceeds from any such shares. If shares for the Plan are purchased from Ameritech, the net proceeds will be used by Ameritech for general corporate purposes.

                           SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to Form S-3
Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 1st day of May, 1996.


                                   AMERITECH CORPORATION

                                   By /s/ Betty F. Elliott
                                   (Betty F. Elliott,
                                    Vice President and Comptroller)


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Form S-3 Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


Principal Executive Officer:
R.C. Notebaert
Chairman and
Chief Executive Officer

Principal Financial Officer:
O.G. Shaffer
Executive Vice President and
Chief Financial Officer

Principal Accounting Officer:
B.F. Elliott                            By /s/ Betty F. Elliott
Vice President and                      (Betty F. Elliott, for herself
Comptroller                              and as Attorney-in-fact)

Directors:
                                        May 1, 1996
D.C. Clark
M.R. Goodes
H.H. Gray
J.A. Henderson
S.B. Lubar
L.M. Martin
A.C. Martinez
J.B. McCoy
N.C. Notebaert
J.D. Ong
A.B. Rand
J.A. Unruh